Exhibit 10.1

AMENDMENT OF THE ARMSTRONG FLOORING, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN

WHEREAS, Armstrong Flooring, Inc. (the “Company”) maintains the Armstrong Flooring, Inc. Nonqualified Deferred Compensation Plan (the “Plan”) for the benefit of its eligible employees; and
WHEREAS, the Plan is administered by the Retirement Committee of the Company (the “Administrator”); and
WHEREAS, Pursuant to Plan Section 8.1, the Administrator may amend the Plan at any time (but no amendment may divest a Participant of amounts or earnings previously credited to the Participant’s Account); and
WHEREAS, the Administrator has determined to amend the Plan to reinstate Matching Credits under Plan Section 4.1.
NOW, THEREFORE, Plan Section 4.1, Matching Credits, is hereby amended, effective October 1, 2020, as follows (insertions bold-underline):
◦Matching Credits: For each pay period that the employee Participant makes Salary Deferrals and/or Bonus Deferrals, the Company shall make Matching Credits on behalf of each Participant eligible for Matching Credits in an amount equal to 100% of the first 4% and 50% of the next 4% of the Participant’s Salary Deferrals and Bonus Deferrals for such pay period. Such Matching Credits shall be fully vested at the same time as the Participant’s matching contributions under the Qualified Plan. Effective for pay periods beginning on or after May 1, 2020, the Company shall no longer make Matching Credits for any Participant Salary Deferral and /or Bonus Deferrals. Effective for pay periods beginning on and after October 1, 2020, the Company shall reinstate Matching Credits for any Participant Salary Deferral and/or Bonus Deferrals.